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                                                                   EXHIBIT 99.3

                               [METROCALL LOGO]

FOR IMMEDIATE RELEASE:
WEDNESDAY, SEPTEMBER 25, 2002

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
(703) 660-6677x6231
dietzt@metrocall.com

          METROCALL ANNOUNCES CONFIRMATION OF PLAN OF REORGANIZATION

                      EXPECTS TO EMERGE IN EARLY OCTOBER


         Wednesday, September 25, 2002 - (OTC Bulletin Board: MCLLQ), Metrocall, Inc., one of the nation's largest narrowband wireless data and messaging companies, announced today that its Plan of Reorganization was confirmed by the United States Bankruptcy Court and expects to emerge from the restructuring process in early October when the plan becomes effective.

         Vincent D. Kelly, Metrocall's Chief Operating and Chief Financial Officer, commented, "We are pleased our plan has been confirmed by the court and was supported by an overwhelming majority of all voting classes. We look forward to emerging as a newly reorganized company in early October. This successful restructuring represents the collective efforts of Metrocall, our creditors, our employees and valued customers."

         Throughout its restructuring proceedings, which commenced June 3, 2002, Metrocall's wireless data networks and customer support services continued to operate seamlessly. "We continue to exceed the service revenues, operating cash flow and subscriber targets provided for in our restructuring business plan," Mr. Kelly noted. Metrocall's reorganization which was completed without any debtor-in-possession

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financing will result in substantial debt elimination and de-leveraging.
Metrocall will continue to focus on its traditional subscriber base, emphasizing business development and retention of small business, government, healthcare and corporate customers.

         As previously announced and in accordance with the pre-negotiated plan, Metrocall's $133 million of existing senior secured debt will be exchanged for (i) a $60 million secured term note to be issued by the reorganized operating entity, (ii) a $20 million paid-in-kind note to be issued by the reorganized holding company, (iii) preferred stock to be issued from the reorganized holding company with a $53 million liquidation preference and (iv) 42% of the new common stock of the reorganized holding company (subject to dilution of up to 7% for options provided to employees under a new stock option plan to be implemented after the effective date of the plan). Metrocall's general unsecured creditors' claims, totaling approximately $751 million, including the holders of its unsecured public notes, will be exchanged for a pro rata share of (i) preferred stock of the reorganized holding company with a $5 million liquidation preference and (ii) 58% of the new common stock to be issued (also subject to dilution of up to 7% for the aforementioned stock option plan to be implemented). Pursuant to the plan, ninety-five percent of the total voting rights shall be with the preferred stock until such stock is fully redeemed. Metrocall's plan also provides that general unsecured creditors of its wholly owned subsidiaries will receive payment of 100% of the principal amount of their allowed claims upon effectiveness of the plan. The current equity holders of the Company will receive no distributions under the plan and their stock, options and warrants will be canceled when the plan becomes effective.

ABOUT METROCALL, INC.

Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest narrowband wireless data and messaging companies in the United States, providing both products and services to over four million business and individual subscribers. Metrocall was founded in 1965 and currently employs approximately 2,000 people nationwide. The company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on multiple nationwide, regional and local networks. Also, Metrocall offers integrated resource management systems and communications solutions for

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business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.Metrocall.com or call
800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address a restructuring of Metrocall's balance sheet. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall's most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.